Exhibit 10.7

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (“Agreement”) is made and entered into to be effective the 7th day of March 2014, by and between WILLIAM W. DAVIS, an individual, with a primary residence located at 11220 Strait Lane, Dallas, Texas 75229 (“Consultant”), and ENLINK MIDSTREAM OPERATING, LP (“Company”), with its principal offices located at 2501 Cedar Springs, Suite 100, Dallas, Texas 75201.  Consultant and Company are referred to herein as a “Party” or the “Parties”, as appropriate.

In consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I.

SCOPE OF SERVICES

1.1                               Company and Consultant agree that Consultant shall perform consultation, project management, and related leadership activities as requested by the Company’s Chief Executive Officer or Board of Directors (the “Services”).

1.2                               Consultant shall perform the Services (a) in a good and workmanlike manner, (b) with the degree of skill and care needed to render the quality of services that is customarily accepted as consistent with good professional and technical procedures within the industry in which the Services are being performed, (c) in accordance with any specific practices and procedures designated by the Company’s Chief Executive Officer or Board of Directors, and (d) in compliance with all applicable requirements of federal, state and local laws, ordinances, rules and regulations.

1.3                               For the performance of the Services, Company will provide Consultant with an office in Company’s Dallas office location, an office telephone, an office computer, and the use of customary office equipment and supplies, such as printers, copiers, facsimile machines, and paper.  Consultant shall furnish, at its own cost and expense, all other labor, materials, supplies, machines, equipment, transportation and other items necessary in the performance of the Services.

1.4                               Consultant shall not perform any Services which are not authorized.  Changes related to the scope of the Services are authorized and valid only upon the execution by both Parties of a written change order specifying the scope of the extra work, the changes, the schedule, and any other related matters.

ARTICLE II.

INDEPENDENT CONTRACTOR

2.1                               Consultant shall be and is an independent contractor.  Company is interested only in the results obtained and has only the general right of inspection and supervision in order to secure the satisfactory completion of the Services.  Company shall not have the right to control or direct the details of the Services, except as to the scope and nature of the Services and the results to be obtained.  Under no circumstances shall an employee of Consultant be deemed an agent or employee or “borrowed servant” of Company.  Additionally, neither Party shall function as the agent or representative of the other.

2.2                               Consultant shall have no authority to execute any contract or any other document which purports to bind Company, nor will Company execute any document which purports to bind Consultant.

Additionally, Consultant shall not have the authority to represent Company in any matter and neither Party shall represent themselves in a manner inconsistent with the provisions of this Agreement.

2.3                               Consultant is required to make all appropriate filings with the taxing authorities to account for any and all payments required by the local, state, and federal authorities, including, but not limited to, income tax, social security, unemployment insurance, and old age benefits for any person(s) employed by Consultant.  Consultant is solely responsible for payment of its own state and federal income taxes, FICA, self-employment tax and other taxes that may be due as a result of the consideration that it receives hereunder.  There will be no withholding for taxes from any payments made to Consultant by the Company under this Agreement.

2.4                               It shall be Consultant’s sole responsibility to carry any insurance for its benefit, such as automobile, worker’s compensation, life, accident, disability and medical insurance.  Except for COBRA benefits otherwise available to Consultant, it is further understood that Consultant will not be eligible to participate in any of the Company’s employee benefit plans or programs and Consultant specifically waives any right to any such employee benefit plans or programs of the Company, regardless of whether such benefit plans or programs shall be interpreted to include Consultant as an eligible participant.

ARTICLE III.

TERM

3.1                               The term of this Agreement shall commence on the effective date of this Agreement and will thereafter continue and remain in force and effect through April 7, 2014.

ARTICLE IV.

COMPENSATION

4.1                               For Services rendered during the term of this Agreement, Consultant shall be compensated according to the terms and provisions as follows:

A.                                    Consultant will be paid $100,000 per month.  Company will also pay for all reasonable expenses incurred by Consultant for approved travel.

B.                                    Consultant shall submit to Company an invoice for payment for the Services, pursuant to the terms of this Agreement, on a monthly basis.  Within thirty (30) days after the acceptance by Company of Consultant’s invoice as fully complying with all specifications and requirements of this Agreement, Company shall pay Consultant for Services performed hereunder.

ARTICLE V.

INDEMNIFICATION

5.1                               CONSULTANT SHALL INDEMNIFY, RELEASE AND HOLD COMPANY, ITS PARENT COMPANY, ANY SUBSIDIARY AND AFFILIATED COMPANIES AND EACH OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, INDEPENDENT CONTRACTORS OF ANY TIER (OTHER THAN CONSULTANT) AND AGENTS (THE “COMPANY INDEMNITEES”), FREE AND HARMLESS FROM ALL CLAIMS, DEMANDS, CAUSES OF ACTION, SUITS, AND OTHER LITIGATION (INCLUDING ALL COSTS THEREOF, INCLUDING REASONABLE ATTORNEY’S FEES) OF EVERY KIND AND CHARACTER, ARISING OUT OF OR IN CONNECTION WITH OR IN ANYWAY RELATED TO THE PERFORMANCE BY CONSULTANT OF ITS SERVICES UNDER THIS AGREEMENT, EXCEPT TO THE EXTENT

CAUSED BY THE GROSS NEGLIGENCE OR INTENTIONAL ACTS OF COMPANY INDEMNITEES.

ARTICLE VI.

NOTICES

6.1                               All notices required or permitted under this Agreement shall be in writing and shall be deemed to be delivered when delivered personally, by courier, by telefax or telecopier, if received during normal business hours, or by mail if properly addressed and deposited in the United States mail, first class postage prepaid, to the applicable address shown below, or to such address as either Party may from time to time designate as the address for such purpose by like notice to the other Party.

COMPANY:	CONSULTANT:

EnLink Midstream Operating, LP

2501 Cedar Springs, Suite 100

Dallas, Texas 75201

Attn:  Chief Executive Officer

with a copy to:

EnLink Midstream Operating, LP

2501 Cedar Springs, Suite 100

Dallas, Texas 75201

Attn:  General Counsel

William W. Davis 11220 Strait Lane Dallas, Texas 75229

ARTICLE VII.

CONFIDENTIAL INFORMATION

7.1                               The term “Confidential Information” includes business strategies and plans, projects, trade secrets, know how, customer contacts, contracts, supplier lists, right of way information and data, technical data, pipeline and engineering data, operational data, accounting data and any documents and drawings relating to the above, any information in any form whether original or copies, relating to any of the business activities of Company and all information discovered or derived in the performance of the Services by Consultant pursuant to this Agreement.

7.2                               Consultant agrees that all Confidential Information (including improvements, enhancements and refinements of Confidential Information) data, notes, records, drawings, memoranda, reports, or other documents that are made or compiled by Consultant or which were made available to Consultant during the term of this Agreement concerning any process, techniques, invention, computer programs or products manufactured, used, or developed by Consultant based in whole or in part on Confidential Information during the term of this Agreement shall be the sole and exclusive property of the Company.

7.3                               When this Agreement terminates, Consultant agrees to return, at Consultant’s sole expense, all Confidential Information and property in its possession, which belongs to Company.  Consultant further agrees not to disclose, use or disseminate Confidential Information and/or property belonging to Company to any third party during the two (2) years immediately following such termination.

7.4                               Consultant acknowledges and agrees that a breach or threatened breach of any provision contained in Article VII would cause irreparable injury to Company and that money damages would be an inadequate remedy and that the amount of such damages would be extremely difficult to measure.  Consultant agrees that Company shall be entitled to temporary and permanent injunctive relief to restrain Consultant from such breach or threatened breach without having to post bond.  Nothing in this Agreement shall be construed as preventing Company from pursuing any and all remedies available to it under the Agreement for a breach or threatened breach of a covenant contained in this Article VII, including the recovery of monetary damages from Consultant.

7.5                               In the event Consultant becomes legally compelled by a court, administrative tribunal or agency, or in court or agency proceedings, to disclose Confidential Information, Consultant will provide Company with prompt written notice so that Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Article VII.  Consultant will furnish only that portion of the Confidential Information that Consultant is advised (by written opinion of its counsel) is legally required to comply with the requirements of such order or proceedings.

ARTICLE VIII.

INTELLECTUAL PROPERTY

8.1                               It is agreed and acknowledged that ownership of and copyright in all “Intellectual Property” (being all intellectual and industrial property rights of any person and includes patents, trademarks, trade names, software, registered designs and copyright in plans, design details, specifications, technical handbooks, reports, drawings or other works) produced or prepared in the course of performing the terms of this Agreement shall remain or be vested in the Company.  Any Intellectual Property of Consultant existing prior to execution of this Agreement and used in the provision of the services shall remain Consultant’s property but Consultant hereby grants to the Company and its affiliates an irrevocable royalty free license and right to use such Intellectual Property which Consultant represents and warrants it is entitled to disclose to the Company.  Furthermore, Consultant hereby acknowledges and agrees that Consultant and Company will jointly own all Intellectual Property based on or using any information or documents of Company that Consultant develops or creates after the termination of this Agreement.

ARTICLE IX.

MISCELLANEOUS

9.1                               Governing Law, Venue.  This Agreement will be governed by and interpreted in accordance with laws of the State of Texas without giving effect to any conflict of laws provisions, with venue in the state or federal courts in Dallas County, Texas.

9.2                               Severability.  If any term or provision of this Agreement is found to be illegal or unenforceable, then, notwithstanding such term or provision, the remainder of the Agreement shall remain in full force and effect and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

9.3                               Assignment.  This Agreement may be assigned by Company without Consultant’s consent and nothing herein shall limit, restrict or prohibit Company’s use, transfer or disclosure of any of the Company work product derived from the Services provided hereunder. The rights and obligations created or assumed hereunder by Consultant shall not be assignable in whole or in part by Consultant.  All rights and obligations contained herein shall inure to the benefit of and be binding upon each of the Parties and their respective permitted successors and assigns.

9.4                               Entire Agreement, Amendment.  This Agreement represents the entire understanding between the Parties regarding the subject matter set forth herein.  This Agreement may not be modified or amended except in writing, duly executed by the Parties hereto.

9.5                               No Waiver.  No course of dealing or failure of either Party to strictly enforce any term, right or condition of this Agreement will be construed as a waiver of such term, right or condition.

9.6                               WAIVER OF CONSEQUENTIAL DAMAGES.  NOTWITHSTANDING ANY OTHER PROVISIONS OF THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE UNDER THIS AGREEMENT OR UNDER ANY CAUSE OF ACTION RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE SERVICES TO BE PROVIDED HEREUNDER, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCTS LIABILITY OR ANY OTHER CAUSE OF ACTION FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL LOSSES OR DAMAGES, INCLUDING LOSS OF PROFITS, USE, OPPORTUNITY, REVENUES, FINANCING, BONDING CAPACITY, OR BUSINESS INTERRUPTIONS.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed to be effective as of the date and year first herein above written.

CONSULTANT:	COMPANY:

WILLIAM W. DAVIS	ENLINK MIDSTREAM OPERATING, LP
By: EnLink Midstream Operating GP, LLC,
Its: General Partner

/s/ William W. Davis	By:	/s/ Joe A. Davis
Name: William W. Davis
	Name:	Joe A. Davis

	Title:	Executive Vice President, General Counsel and Secretary